Exhibit 2(h)(10)

EXECUTION VERSION

CARLYLE CREDIT INCOME FUND

Common Shares

Third Amendment to the

Equity Distribution Agreement

This Third Amendment, dated May 21, 2025 (this “Amendment”), by and among Carlyle Credit Income Fund, a Delaware statutory trust (the “Fund”), Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company (the “Advisor”), B. Riley Securities, Inc. (“B. Riley”), Ladenburg Thalmann & Co. Inc. (“Ladenburg”), Oppenheimer & Co. Inc. (“Oppenheimer”) and Lucid Capital Markets, LLC (“Lucid” and, together with B. Riley, Ladenburg and Oppenheimer, the “Placement Agents”) is to that certain Equity Distribution Agreement, dated October 4, 2023, by and among the Fund, the Advisor and the Placement Agents parties thereto (as amended on May 20, 2024 and November 21, 2024, the “Equity Distribution Agreement”).

WHEREAS, the parties desire to increase the Maximum Amount from $75,000,000 to $125,000,000, and modify certain other terms set forth in the Equity Distribution Agreement with effect on and after the date hereof.

NOW THEREFORE, in consideration of the mutual promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby amend the Equity Distribution Agreement and agree as follows:

1. Amendment to the Preamble. The first sentence of the first paragraph of the Preamble of the Equity Distribution Agreement is amended and restated as follows:

Carlyle Credit Income Fund, a Delaware statutory trust (the “Fund”), and Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company (the “Advisor”), confirm their respective agreements (this “Agreement”) with, and the appointment of, B. Riley Securities, Inc. (“B. Riley”), Ladenburg Thalmann & Co. Inc. (“Ladenburg”), Oppenheimer & Co. Inc. (“Oppenheimer”) and Lucid Capital Markets, LLC (“Lucid” and, together with B. Riley, Ladenburg and Oppenheimer, the “Placement Agents”) to act as placement agents and/or principals in connection with the proposed issuance and sale of the Fund’s shares of beneficial interest (the “Common Shares”) from time to time during the term of this Agreement having an aggregate offering price of up to $125,000,000 (the “Maximum Amount”).

2. Amendments to Section 1. The first sentence of the first paragraph of Section 1 of the Equity Distribution Agreement is amended and restated as follows:

Each time that the Fund wishes to issue and sell the Common Shares hereunder (each, a “Placement”), it will notify some or all of the several Placement Agents by e-mail notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which the Fund desires the Common Shares to be sold, which shall at a minimum include the number of Common Shares to be issued and sold (the “Placement Securities”), the time period during which sales are requested to be made, any limitation on the number of Common Shares that may be sold in any one day and any minimum price below which sales may not be made (which minimum price shall not be less than the Fund’s then current net asset value per share) (a “Placement Notice”), a form of which containing such minimum sales parameters is attached hereto as Exhibit A; provided, however, the Fund agrees that any offer to sell, any solicitation of an offer to buy, or any sales of Common Shares shall be effected by or through only one Placement Agent on any single given day, and the Fund shall in no event request that a Placement Agent sell Common Shares on the same day as another Placement Agent; provided, however, that if a Placement Agent that is not the executing agent under this Agreement for a given day seeks to execute a block sale of Common Shares, such Placement Agent may submit a request to the Fund, and upon the Fund’s approval, may effect such block sale notwithstanding the foregoing restriction.

3. Amendment to Section 9(b). Section 9(b) of the Equity Distribution Agreement is amended and restated as follows:

On or prior to the date of the first Placement Notice and within five (5) Business Days of each Representation Date with respect to which the Fund and the Advisor are obligated to deliver the applicable Officer’s Certificate for which no waiver is applicable, the Fund shall cause to be furnished to the Placement Agents written opinions of Simpson Thacher & Bartlett LLP and Richards, Layton & Finger, P.A. or other counsel satisfactory to B. Riley (collectively, “Fund Counsel”), in form and substance reasonably satisfactory to B. Riley and its counsel, dated the date that the opinion is required to be delivered, substantially similar to the respective form attached hereto as Exhibit D modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of such opinions for subsequent Representation Dates, any such counsel may furnish the Placement Agents with a letter (a “Reliance Letter”) to the effect that the Placement Agents may rely on a prior opinion delivered under this Section 9(b) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

4. Amendment to Section 14. The second sentence of Section 14 of the Equity Distribution Agreement is amended and restated as follows:

Notices to B. Riley shall be directed to B. Riley Securities, Inc., 299 Park Avenue, 21st Floor, New York, New York 10171, if to Ladenburg Thalmann & Co. Inc., 640 Fifth Avenue, 4th Floor, New York, New York 10019, if to Oppenheimer & Co. Inc., 85 Broad Street, 23rd Floor, New York, New York 10004, if to Lucid Capital Markets, LLC, 570 Lexington Avenue, 40th Floor, New York, New York 10022, with a copy to Katten Muchin Rosenman LLP, 1919 Pennsylvania Ave NW, Suite 800, Washington, DC 20006, Attention: Vlad M. Bulkin; if to the Fund, shall be sufficient in all respects if delivered to the Fund at the offices of the Fund at One Vanderbilt Avenue, Suite 3400, New York, New York 10017, Attention: Nishil Mehta, with a copy to Simpson Thacher & Bartlett LLP, 900 G Street NW, Washington, D.C. 20001, Attention: Steven Grigoriou; if to the Advisor, shall be sufficient in all respects if delivered to the Advisor at the offices of the Advisor at One Vanderbilt Avenue, Suite 3400, New York, New York 10017, Attention: Joshua Lefkowitz, with a copy to Simpson Thacher & Bartlett LLP, 900 G Street NW, Washington, D.C. 20001, Attention: Steven Grigoriou.

5. Amendments to Exhibit D-1. Exhibit D-1 to the Equity Distribution Agreement is amended and restated in its entirety in the form attached hereto as Exhibit D-1.

6. Amendments to Exhibit D-2. The last paragraph of Exhibit D-2 to the Equity Distribution Agreement is amended and restated as follows:

This opinion may be relied upon by you in connection with the matters set forth herein. Without our prior written consent, this opinion may not be relied upon by or furnished to any other person or entity for any purpose; provided, that Simpson Thacher & Bartlett LLP, counsel to the Trust and Katten Muchin Rosenman LLP, counsel to the Placement Agents, may rely on the opinions sets forth in this opinion letter insofar as they related to matters governed by the Act in connection with an opinion of even date herewith rendered by each of Simpson Thacher & Bartlett LLP and Katten Muchin Rosenman LLP to the Placement Agents relating to the sale and issuance of the Shares.

7. Amendments to Exhibit E-1. The last sentence of Exhibit E-1 to the Equity Distribution Agreement is amended and restated as follows:

Each of Katten Muchin Rosenman LLP, counsel to the Placement Agents, and Simpson Thacher & Bartlett LLP, counsel to the Fund, is authorized to rely on this certificate in connection with opinions each such firm is rendering pursuant to the Equity Distribution Agreement.

8. Amendments to Exhibit E-2. The penultimate sentence of Exhibit E-2 to the Equity Distribution Agreement is amended and restated as follows:

Each of Katten Muchin Rosenman LLP, counsel to the Placement Agents, and Simpson Thacher & Bartlett LLP, counsel to the Fund, is authorized to rely on this certificate in connection with opinions each such firm is rendering pursuant to the Equity Distribution Agreement.

9. Amendments to Exhibit E-3. Numbered paragraphs 6 and 10 of Exhibit E-3 to the Equity Distribution Agreement are amended and restated as follows:

6. The minute books and records of the Fund relating to all proceedings of the shareholders and the Board and all committees thereof made available to Simpson Thacher & Bartlett LLP, counsel to the Fund (“Simpson”), and Katten Muchin Rosenman LLP, counsel to the Placement Agents (“Katten”), are the original minute books and records of the Fund, or are true and correct copies thereof, complete in all material respects. The documents of the Fund made available to Simpson and Katten in connection with their due diligence review of the Fund were true and correct in all material respects. There have been no material changes, additions or alterations in said minute books and records nor any changes to any documents outside the ordinary course of the Fund’s business, whether or not such minute books, records or documents were disclosed or provided to Simpson and Katten in writing.

10. Simpson and Katten are each entitled to rely upon this Secretary’s Certificate in connection with any opinions given in connection with the transactions contemplated by the Equity Distribution Agreement.

10. Amendments to Exhibit E-4. Paragraph 8 of Exhibit E-4 to the Equity Distribution Agreement is amended and restated as follows:

Each of Katten Muchin Rosenman LLP, counsel to the Placement Agents, and Simpson Thacher & Bartlett LLP, counsel to the Fund, is authorized to rely on this certificate in connection with opinions each such firm is rendering pursuant to the Equity Distribution Agreement.

11. Consent to Amendment. Each of the Fund, the Advisor and the Placement Agents by the execution of this Amendment hereby consent to the amendments, modifications and supplements to the Equity Distribution Agreement contemplated herein.

12. No Other Amendments. No other amendments to the Equity Distribution Agreement are intended by the parties hereto, are made, or shall be deemed to be made, pursuant to this Amendment, and all provisions of the Equity Distribution Agreement, including all annexes and exhibits thereto, unaffected by this Amendment shall remain in full force and effect.

13. Governing Law; Headings. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles. The section headings in this Amendment have been inserted as a matter of convenience of reference and are not a part of this Amendment.

14. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Equity Distribution Agreement.

15. Counterparts. This Amendment may be signed by the parties in counterparts which together shall constitute one and the same agreement among the parties. An electronic signature shall constitute an original signature for all purposes.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by each of you, this Amendment and such acceptance hereof shall constitute a binding agreement among each of you, the Fund and the Advisor.

[Signature pages to follow]

Very truly yours,
CARLYLE CREDIT INCOME FUND

By:	/s/ Nishil Mehta
Name: Nishil Mehta
Title: President and Chief Executive Officer

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Justin Plouffe
Name: Justin Plouffe
Title: Managing Director and Deputy Chief Investment Officer

[Signature Page to Third Amendment to the Equity Distribution Agreement]

Accepted and agreed to as of the date first above written:

B. Riley Securities, Inc.

By:	/s/ Michael Cavanagh
Name: Michael Cavanagh
Title: Managing Director

Ladenburg Thalmann & Co. Inc.

By:	/s/ Dan Blood
Name: Dan Blood
Title: Co-Head of Investment Banking and Head of FIG

Oppenheimer & Co. Inc.

By:	/s/ Peter Bennett
Name: Peter Bennett
Title: Head of Equity Capital Markets

Lucid Capital Markets, LLC

By:	/s/ Jeffrey Calvin
Name: Jeffrey Calvin
Title: MD

[Signature Page to Third Amendment to the Equity Distribution Agreement]

Exhibit D-1

Opinion of Simpson Thacher & Bartlett LLP

[See attached.]